Exhibit 99.1

American Lorain Corp	CCG Investor Relations
Mr. Gang Liu, Director of IR	Mr. Crocker Coulson, President
Phone: +86 158-6386-2276	Phone: 646-213-1915
E-mail: liugangqd@yahoo.com.cn	E-mail: crocker.coulson@ccgir.com
www.loraingroup.com	www.ccgirasia.com

Linda Salo, Financial Writer
Tel: 646-922-0894
E-mail: linda.salo@ccgir.com

www.ccgirasia.com

American Lorain Announces Third Quarter 2008 Results

JUNAN COUNTY, Shandong, China, November 14, 2008 -- American Lorain Corporation (OTC Bulletin Board: ALRC - News; "American Lorain" or the "Company"), an international packaged foods company based in Shandong Province, People's Republic of China ("PRC"), announced its financial results for the third quarter ended September 30, 2008.

Third Quarter Highlights

  Net revenue increased 60.8% year-over-year to a record $36.7 million

  Gross profit increased 64.0% to $7.7 million

  Gross margin increased 21.0%, up from 20.6% a year ago

  Net income increased 86.4% to $4.5 million, up from $2.4 million in the third quarter of 2007

  Fully diluted earnings per share were $0.18, up from $0.09 a year ago

  Sales through agents accounted for 25% of domestic sales, improving operating efficiency

  Domestic sales accounted for 78.0% of net revenue

  Commenced operations at its Dongguan facility in September 2008

  Named Mr. Yilun (Alan) Jin as its new Chief Financial Officer

"We are extremely pleased with our third quarter results, especially with the robust growth in domestic chestnut and convenience food sales. Even though food exports are less likely to suffer from the current global economic slowdown than other products, we have turned our strategic focus to the domestic market for the near term," said Mr. Si Chen, Chairman and CEO of American Lorain. "This quarter has also demonstrated the strength of our management team as we have increased our operating margin by improving the efficiency of our sales channels. During the quarter, 25% of domestic sales were directed through agents, allowing us to significantly reduce commissions and promotional expenses associated with the expansion of our distribution channels and hence increase profitability."

Third Quarter Results

Net revenue for the third quarter of 2008 increased to $36.7 million, up 60.8% from $22.8 million in the third quarter of 2007. Chestnut products accounted for 44.2% of total net revenue, compared to 33.1% in the third quarter of 2007, increasing by 114.8%. Convenience food products accounted for 28.0% of net revenue, compared to 19.9% in the corresponding quarter prior year, increasing by 126.3%. Frozen, canned, and bulk food products accounted for 27.8% of net revenue, compared to 47.0% in the same period of 2007, demonstrating a year-over-year decrease of 4.9%.

American Lorain's revenue growth in the third quarter of 2008 was mainly the result of strong domestic sales attributable to effective marketing efforts and sales network expansion. Domestic sales accounted for 78.0% of net revenue in the third quarter of 2008, compared to 73.1% in the third quarter of 2007. Exports increased 31.5% to $8.1 million in the third quarter of 2008 from $6.1 million in the third quarter of 2007.

Gross profit amounted to $7.7 million in the third quarter of 2008, an increase of 64.0% from $4.7 million in the third quarter of 2007. Gross margin increased 40 basis points from 20.6% in the third quarter of 2007 to 21.0% in the corresponding quarter in 2008, driven by the increased share of chestnut products and increased exports to countries that offer a higher price premium.

Total operating expenses in the third quarter of 2008 were $1.7 million, or 4.6% of revenue, compared to $2.0 million, or 8.6% of revenue, in the third quarter of 2007. General & administrative ("G&A") expenses were $0.8 million, or 2.3% of total revenues, in the third quarter of 2008, compared to $1.1 million, or 5.0% of total revenues, in the corresponding quarter last year. The decrease in G&A expenses was due to reduced overhead costs as more domestic sales shifted to agents. Selling and marketing expenses were $0.8 million, relatively unchanged from the same quarter a year ago.

Income from operations in the third quarter of 2008 was $6.0 million, up 119.6% from $2.8 million in the third quarter of 2007. Operating margin was 16.5% in the third quarter of 2008, up 4.4 percentage points compared to 12.1% in the third quarter of 2007.

Net income for the third quarter of 2008 was $4.5 million, or $0.18 per fully diluted share, compared to $2.4 million, or $0.09 per fully diluted share, in the third quarter of prior year. Because of increased sales and decreased G&A expenses, net profit margin in the third quarter of 2008 increased to 12.1% from 10.7% in the same period in 2007.

Nine Month Results

Net revenue for the first three quarters of 2008 was $75.7 million, up 57.4% from $48.1 million during the same period last year. Gross profit was $16.9 million, or 22.3% of net revenue, up 58.9% from $10.6 million, or 22.1% of net revenue, in the first nine months of 2007. Operating income was $12.3 million, or 16.3% of net revenue, up 66.2% from $7.4 million, or 15.4% of net revenue, in the first three quarters of 2007. Net income for the first nine months of 2008 was $8.3 million, compared to net income of $3.7 million in the same period a year ago. Diluted earnings per share during the first nine months were $0.33, compared to $0.16 per diluted share in the same period a year ago.

Financial Condition

As of September 30, 2008, American Lorain had $8.6 million in cash and equivalents, short term bank loans and notes payable of $32.8 million and $0.6 million in long-term debt. At quarter end, the Company had a current ratio of 1.5 and $25.2 million in working capital. Days sales outstanding for the three months ended September 2008 were 43, while days inventory outstanding were 80 days for the same period, compared to 108 days and 98 days respectively for the three-month period ended June 30. For the nine months ended September 30, 2008, the Company's inventories totaled $32.0 million, due to accumulation of inventories prior to the seasonal increase in chestnut sales during the fourth quarter. Shareholders' equity stood at $57.1 million compared to $44.5 million at year end 2007.

During the first nine months ended September 30, 2008, the Company generated $4.6 million in cash from operating activities, mainly due to net income and lower receivables. Net cash used in investing activities totaled $13.7 million in the first nine months of 2008, primarily due to construction of greenhouses and two workshops in the Junan facility for processing of convenience food and frozen, canned and bulk food.

Recent Events

In September 2008, American Lorain appointed Mr. Alan Jin as new CFO. Mr. Jin replaced the Company's previous CFO, Mr. Jing Wu, who resigned for personal reasons. Mr. Jin has rich experience in the finance industry and is very familiar with the U.S. capital markets. Prior to joining the Company, he worked for Citigroup in New York and spent the last five years managing U.S. public listings of Chinese companies.

Mr. Jin presented at the Rodman & Renshaw Annual Global Investment Conference on November 10, 2008. A replayed webcast of the presentation is available on the Company's website at www.loraingroup.com or http://www.wsw.com/webcast/rrshq14/alrc.ob/.

In September 2008, the Company began trial operations at its Dongguan Lorain facility for the production of beef and pickle products. The facility will not contribute significantly to the Company's fiscal 2008 earnings due to the low capacity utilization. The Company leased the facilities in June 2008.

Business Outlook

The outlook for consumer products continues strong in China, in spite of an export-driven slowdown of the economy. American Lorain is following a multi-pronged growth strategy which includes increasing sales of its high-end chestnut products in the domestic market, expanding its domestic distribution channels and broadening its mix of convenience food products.

As part of its efforts to increase domestic sales and to improve efficiency, American Lorain will concentrate on developing its distribution channels. The Company is in the process of transitioning the majority of direct domestic sales to agents. By the end of 2009, the Company plans to conduct the majority of domestic sales through agents. The Company will also continue developing its brand, partly by maintaining the long-term strategy of introducing branded counters in supermarkets. However, expansion during 2008 is slower than previously anticipated.

A long-term strategy for American Lorain involves continuing to balance domestic sales with geographically diversified exports to high-end markets. Sales of chestnut products to Europe have increased by more than 250% during the nine moths ended September 2008 from the corresponding period previous year.

"Our main focus going towards 2009 is on branding our chestnut products for the domestic market and restructuring the sales channel. We expect domestic chestnut sales to grow in excess of 30% during 2008 and around 30% in 2009, although overall sales growth may be in the lower double-digits," said Mr. Chen, the CEO of American Lorain Corp. "We are also working on improving efficiency of our operations. Imposing new payment terms and making progress in shifting domestic sales to agents enabled us to improve our cash flow by decreasing accounts receivable significantly during the quarter.

The Company recently reaffirmed guidance issued in August 2008 for net income in the range of $13.0 million to $15.0 million, or $0.50 to $0.58 earnings per share using a fully diluted share count of 25.8 million for fiscal year 2008.

Conference Call

The Company will conduct a conference call on Monday, November 17, 2008, at 8:00 AM EST, to discuss its financial results for the third quarter ended September 30, 2008.

To access the call, please dial 888-419-5570 five to ten minutes prior to the conference call start time (to allow time for registration) and reference the conference pass code 750 101 16. International callers should dial 617-896-9871 and use the same conference pass code.

A digital replay of the call will be available starting Monday, November 17, 2008, 10:00 AM EST, and ending 14 days later. To listen to the replay, please dial 888-286-8010 and enter the conference ID number 995 447 51. International callers should dial 617-801-6888 and enter the same conference ID number.

About American Lorain Corporation

American Lorain Corporation ("American Lorain" or the "Company") is a Delaware corporation that develops, manufactures and sells various food products. The Company's products include chestnut products; convenience foods (including lightly processed foods such as cut fruit and premixed salads, ready-to-cook meals, and ready-to-eat meals); and frozen foods, canned foods and bulk foods. The Company currently sells over 192 products to 19 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries located in China. For more information about American Lorain, please visit our website at www.loraingroup.com.

Forward-Looking Statements

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements". Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-FINANCIAL TABLES FOLLOW-

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 2008 AND 2007
(Stated in US Dollars)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2008	2007	2008	2007
Net revenues	$36,727,394	$22,834,098	$75,680,120	$48,076,119
Cost of revenues	(29,000,724)	(18,121,641)	(58,819,320)	(37,463,120)
Gross profit	7,726,670	4,712,457	16,860,800	10,612,999

Operating expenses
Selling and marketing expenses	(831,138)	(824,553)	(2,066,156)	(1,247,303)
General and administrative expenses	(847,896)	(1,134,588)	(2,480,240)	(1,954,728)

Operating Income	6,047,636	2,753,316	12,314,404	7,410,968

Government subsidy income	393	392,897	37,635	392,897
Other income	146,441	35,238	219,827	35,238
Interest income	34,200	-	68,612	-
Other expenses	56,706	(76,538)	(48,281)	(1,376,143)
Interest expense	(627,148)	(304,948)	(1,900,846)	(1,608,229)

Earnings before tax	5,658,228	2,799,965	10,691,351	4,854,731

Income tax	(904,827)	(356,682)	(1,788,402)	(972,259)

Income before minority interests	4,753,401	2,443,283	8,902,949	3,882,472

Minority interests	(294,742)	(51,022)	(595,212)	(206,859)

Net income	$4,458,659	$2,392,261	$8,307,737	$3,675,613

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEETS
AT SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

		(Audited)
	9/30/2008	12/31/2007

ASSETS
Current Assets
Cash and Cash Equivalents	$8,560,327	$6,769,973
Restricted Cash	4,494,646	2,021,839
Short-term Investment	68,562	7,246
Trade Accounts Receivable	14,016,836	32,859,688
Other receivables	4,444,437	7,552,976
Inventory	32,002,405	17,903,344
Advance to Suppliers	6,028,660	5,357,951
Prepaid Expenses and Taxes	2,342,686	916,774
Total Current Assets	$71,958,559	$73,389,790

Non-Current Assets
Long-term Investment	1,559,609	-
Property, Plant and Equipment, net	31,538,741	24,022,181
Land Use Rights, net	3,960,989	3,047,021

TOTAL ASSETS	$109,017,898	$100,458,992

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term Bank Loans	$28,349,048	$24,077,504
Notes Payable	4,478,418	2,734,444
Accounts Payable	1,235,709	6,251,833
Income Tax Payable	920,932	1,121,528
Accrued Liabilities and Other Payables	8,801,081	16,784,108
Customers Deposits	2,945,944	957,642
Total Current Liabilities	$46,731,132	$51,927,059

Long-term Liabilities
Long-term Bank Loans	569,605	102,542

TOTAL LIABILITIES	$47,300,737	$52,029,600

Minority interests	$4,633,992	$3,887,021

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value, 200,000,000 shares authorized; 24,923,178 shares issued and outstanding as of September 30, 2008 and December 31, 2007	24,923	24,923
Additional paid-in-capital	24,187,268	24,187,268
Statutory reserves	6,106,809	4,497,647
Retained earnings	20,684,399	13,985,824
Accumulated other comprehensive income	6,079,770	1,846,708
	$57,083,169	$44,542,370

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$109,017,898	$100,458,992

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER  30, 2008 AND 2007
(Stated in US Dollars)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$4,458,659	$2,443,227	$8,307,737	$3,675,613
Minority interest	294,741	51,022	595,212	206,859
Depreciation	461,968	230,088	975,125	575,091
Amortization	11,332	30,009	209,102	54,028
Investment income	-	(4,733)	-	(4,733)
(Increase)/decrease in accounts & other receivables	9,535,600	(5,259,363)	21,951,390	(8,438,054)
(Increase)/decrease in advances to suppliers	(2,413,035)	-	(670,710)	-
(Increase)/decrease in inventories	(12,644,355)	(6,953,552)	(14,099,060)	(8,432,225)
(Increase)/decrease in prepaid tax	(198,967)	-	(1,425,912)	-
Increase/(decrease) in accounts and other payables	993,345	12,630,205	(12,706,242)	6,533,811
Increase/(decrease) in tax payable	188,797	-	(200,596)	-
Increase/(decrease) in accrued liabilities	(292,907)	-	(292,907)	-
Increase/(decrease) in customer deposit	951,805	-	1,988,302	-
Net cash (used in)/provided by operating activities	1,346,983	3,166,903	4,631,441	(5,829,610)

Cash flows from investing activities
Purchase of plant and equipment	(82,023)	(3,091,552)	(5,739,946)	(4,122,851)
Construction in progress	315,133	777,177	-	-
(Increase)/decrease in restricted cash	(242,639)	2,860,137	(2,472,807)	(1,127,082)
Payment of land use rights	(174,839)	(213,614)	(1,123,069)	(213,614)
Investments in securities	(31,539)	43,010	(1,620,924)	62,677
Reverse from capital reserve	(1,609,161)	-	-	-
Payments for deposits	(2,751,740)	-	(2,751,740)	-
Net cash used in investing activities	(4,576,808)	375,158	(13,708,486)	(5,400,870)

Cash flows from financing activities
Proceeds from bank borrowings	13,317,156	10,888,708	34,122,989	19,765,903
(Repayment) of bank loans	(9,911,521)	(3,524,359)	(29,384,382)	(18,170,897)
Dividends paid	-	(136,872)	-	(136,872)
Notes payable	(2,070,085)	-	1,743,973	-
Issue of common stock	-	(96,689)	-	6,990
Increase in additional paid-in capital	-	(3,552,740)	-	16,707,883
Net cash provided by/(used in) financing activities	1,335,550	3,578,048	6,482,580	18,173,007

Net Increase/(decrease) of Cash and Cash Equivalents	(1,894,275)	7,120,109	(2,594,465)	6,942,527
Effect of foreign currency translation on cash and cash equivalents	1,960,246	(184,550)	4,384,819	234,052

Cash and cash equivalents–beginning of period	8,494,356	2,531,695	6,769,973	2,290,676

Cash and cash equivalents–end of period	$8,560,327	$9,467,255	$8,560,327	$9,467,255

Supplementary cash flow information:
Interest received	34,200	1,535	68,612	18,526
Interest paid	627,148	439,584	1,900,846	1,500,544
Taxes paid	$904,827	$245,740	$1,788,402	$1,042,698

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